Sphere 3D Corp. Completes Divesture of Overland Storage

SAN JOSE, Calif., November 14, 2018 — Sphere 3D Corp. (NASDAQ: ANY) (“Sphere 3D” or the “Company”) announced today that it has closed the previously announced transactions contemplated by that certain Share Purchase Agreement dated February 20, 2018 (the “Share Purchase Agreement”), as amended, by and among the Company, Overland Storage, Inc., a wholly owned subsidiary of the Company (“Overland”), and Silicon Valley Technology Partners, Inc., a corporation established by Eric Kelly, the Company’s Chief Executive Officer, who currently serves as the chief executive officer and chairman of the board of directors of such corporation (“Purchaser”).

Pursuant to the closing of the transactions contemplated under the Share Purchase Agreement (the “Closing”), as described in the press release issued by the Company on November 1, 2018, the Company sold to Purchaser all of the issued and outstanding shares of capital stock of Overland in consideration for the issuance to the Company of shares of preferred stock of Purchaser (the “SVTP Shares”) representing 19.9% of the outstanding shares of capital stock of Purchaser as of the Closing, and the release of the Company and all of its subsidiaries (other than Overland) from all the obligations and liabilities under the Company’s principal existing indebtedness and assumption thereof by Purchaser. Among other things, in connection with the Closing:

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$6.5 million of the outstanding principal amount of that certain 8% Senior Secured Convertible Debenture, dated December 1, 2014, by and between the Company and FBC Holdings S.A.R.L (“FBC”), having an outstanding principal amount of $24.5 million (as amended, the “Debenture”) was converted into 6,500,000 non-voting preferred shares of the Company;

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the Company and its subsidiaries were released as obligors and guarantors under the Debenture and under the Company’s Credit Agreement, dated April 6, 2016, as amended and as assigned to FBC, having an outstanding principal amount of $18.9 million; and

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the Subordinated Promissory Note, dated December 11, 2017, by and between Overland and MF Ventures, LLC, having an outstanding principal amount of $2.2 million remained an obligation solely of Overland, and the Company has no obligations pursuant thereto.

The value of the liabilities of the Company that were released upon the Closing exceeded $45.0 million (the amount of the purchase price contemplated by the Purchase Agreement).

In connection with the consummation of the Share Purchase, Eric Kelly resigned as a director of the Company and as Chairman of the Board of Directors of the Company and has been appointed chief executive officer and chairman of the board of directors of Overland.

In addition, the Company entered into a Secured Promissory Note (the “Secured Note”) issued by Overland in favor of the Company and HVE Inc, a wholly-owned subsidiary of the Company, in the principal amount of $500,000. The proceeds from the Secured Note will be used to pay certain expenses on or after the Closing. The Secured Note matures on May 13, 2019 and accrues interest at a rate equal to 8% per annum. The Company granted a security interest to Overland in all the SVTP Shares held by the Company to secure the Company’s obligations under the Secured Note.

For additional information regarding the Closing and the transactions completed in connection therewith, reference is made to the Company’s Current Report on Form 8-K dated the date hereof and filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D, along with its wholly owned subsidiaries, has a strong portfolio of brands, including HVE ConneXions, dedicated to helping customers achieve their IT goals.

For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D, @HVEconneXions.

Safe Harbor Statement

This press release contains forward–looking statements, which include, among others, Sphere 3D’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance, that may involve risks, uncertainties, and assumptions concerning the Company’s business and products, including our ability to continue operations without the business of our former subsidiary, Overland Storage, Inc., our ability to raise additional capital through equity or debt financings, the market adoption, actual performance and functionality of our products; our inability to comply with the covenants in associated with our preferred shares; any increase in our future cash needs; our ability to maintain compliance with NASDAQ Capital Market listing requirements; unforeseen and proposed changes in the course of Sphere 3D’s business or the business of its wholly–owned subsidiaries; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). All forward–looking statements speak only as of the date of this written communication. Sphere 3D undertakes no obligation to update any forward–looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
Tina Brown
+1-408-283-4731
Investor.relations@sphere3d-overland.com